BUSINESS UNDERWRITING AGREEMENT

by and between

Prudential Annuities Life Assurance Corporation and
Prudential Annuities Distributors, Inc.

Effective as of April 1, 2022

BUSINESS UNDERWRITING AGREEMENT

This BUSINESS UNDERWRITING AGREEMENT (this “Agreement”), effective as of April 1, 2022 (the “Effective Date”), is entered into by and between Prudential Annuities Life Assurance Corporation, a life insurance company domiciled in Arizona (the “Company”), and Prudential Annuities Distributors, Inc., a corporation domiciled in Delaware (“PAD”). Each of the Company and PAD shall be referred to herein from time to time as a “Party” and collectively as the “Parties.”

RECITALS

A.WHEREAS, PAD is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and a member of the Financial Industry Regulatory Authority, Inc. (including any successor thereto, “FINRA”) and is engaged in the business of wholesaling and distributing variable insurance contracts;

B. WHEREAS, Prudential Annuities, Inc. (the “Seller”) and Fortitude Group Holdings, LLC, a Delaware limited liability company (the “Buyer”) have entered into a Stock Purchase Agreement, dated as of September 15, 2021 (as amended from time to time, the “Purchase Agreement”), pursuant to which the Buyer has agreed to purchase and the Seller has agreed to sell all of the issued and outstanding capital stock of the Company;

C. WHEREAS, the Company, on its behalf and on behalf of each separate account listed on Schedule A hereto and PAD had previously entered into an agreement pursuant to which PAD acted as principal underwriter and wholesaler for the Contracts (as defined below); and

D.WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Company, on its behalf and on behalf of each separate account listed on Schedule A hereto, desires to appoint PAD to continue to act as the principal underwriter and distributor of the Contracts on the terms and conditions set forth herein.

E. NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. Capitalized terms used in this Agreement have the meanings specified or referred to in this Section 1.1.

“109 Plan Administration Agreement” has the meaning set forth in the Purchase Agreement.

“1933 Act” means the Securities Act of 1933, as amended. “1934 Act” has the meaning set forth in the recitals hereof.

“Action” means any claim, action, suit, litigation, arbitration, investigation, inquiry, hearing, complaint, demand or similar proceeding, in each case, by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.

“Administration Agreements” means the Third Party Administration Agreement and the 109 Plan Administration Agreement.

“Administrator” means The Prudential Insurance Company of America, an insurance company domiciled in New Jersey.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person. For purposes of this Agreement, none of (a) (i) The Carlyle Group, Inc., (ii) the direct or indirect portfolio companies of investment funds advised or managed by The Carlyle Group, Inc. or (iii) The Carlyle Group, Inc.’s other Affiliates, or (b) T&D Holdings, Inc. or its Affiliates, shall be deemed Affiliates of the Company.

“Agreement” has the meaning set forth in the preamble hereof.

“Applicable Law” means all laws, common laws, rules, regulations, codes, statutes, judgments, injunctions, orders, agreements, decrees, policies, treaty, constitution, ordinance, regulation, convention, directive, code, rule, published administrative interpretation and other requirements issued or imposed by all Governmental Authorities applicable to the Person, place and situation in question.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York, New York, the City of Hamilton, Bermuda and the City of Newark, New Jersey are required or authorized by Applicable Law to be closed.

“Buyer” has the meaning set forth in the recitals hereof.

“Confidential Information” means (a) with respect to the Company, (x) all information in the possession of PAD that in any way relates to the Company or its Affiliates, including, except as set forth in Section 4.6 in respect of Shared Customer Information, all Personal Information and Non-Public Personal Information in respect of Policyholders (including all aggregated, de- identified or other derivative data sets created therefrom), and (y) any information about the Company’s process, services, finances and reserving methodology, furnished by the Company, its Affiliates or their Representatives to PAD; and (b) with respect to PAD, all information in the possession of the Company that relates to PAD or any of its Affiliates, other than, except as set forth in Section 4.6 in respect of Shared Customer Information, all Personal Information and Non-Public Personal Information in respect of Policyholders (including all aggregated, de- identified or other derivative data sets created therefrom); provided, however, that Confidential Information does not include any information, documents or materials (i) that are or become available to the Receiving Party on a non-confidential basis, and not in violation of any legal, fiduciary or contractual duty, from a source other than the Disclosing Party, or its Affiliates or its or their Representatives, (ii) that are or become generally available to and known by the public, other than as a result, directly or indirectly, of any violation by the Receiving Party, or its

Affiliates or its or their Representatives of this Agreement or any other non-use, legal, fiduciary or confidentiality obligation to any other Person or (iii) that is independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information.

“Contracts” means the variable investment options of the variable insurance contracts issued by the Company in respect of the Business (as defined in the Purchase Agreement), including variable investment options the product names of which set forth on Schedule B.

“Company” has the meaning set forth in the preamble hereof. “Company Indemnitee” has the meaning set forth in Section 6.1(b).
“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled,” “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

“Disclosing Party” has the meaning set forth in Section 4.3. “Effective Date” has the meaning set forth in the preamble hereof.
“Excluded Business” has the meaning set forth in the Purchase Agreement.

“Excluded Business Underwriting Agreement” has the meaning set forth in the Purchase Agreement.

“FINRA” has the meaning set forth in the recitals hereof.

“Force Majeure Event” means any circumstance or event beyond the reasonable control of the Party relying upon such event or circumstance.

“Functions” has the meaning set forth in Section 2.2(a).

“Governmental Authority” means any United States or non-United States federal, state or local or any supra-national, political subdivision, governmental, legislative, tax, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.
“Governmental Authority Proceeding” has the meaning set forth in Section 3.1. “Governmental Order” means any binding and enforceable order, writ, judgment, injunction, decree, stipulation, settlement, determination or award entered by or with any Governmental Authority.

“Indemnitee” has the meaning set forth in Section 6.2(a). “Indemnitor” has the meaning set forth in Section 6.2(a).

“Intellectual Property Rights” means all intellectual property rights, including copyrights, patents, patent disclosures and inventions (whether patentable or not), trademarks, service marks, trade secrets, rights in know-how and in other Confidential Information, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated with the foregoing, derivative works and all other rights.

“Legacy VA Business” has the meaning set forth in the Administration Agreements. “Legal Proceeding” has the meaning set forth in Section 3.2(a).
“Liability Cap” has the meaning set forth in Section 6.4.

“Losses” means any and all losses, costs, charges, settlement payments, awards, judgments, fines, interest, penalties, damages, Taxes, expenses (including reasonable attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses incident to any Action), liabilities, claims or deficiencies of any kind; provided that Losses shall not include indirect, punitive, exemplary, treble, special or consequential damages, or any loss of future revenue, income or profits or any diminution of value, except for (a) any such damages as may be awarded to an unaffiliated third party in connection with a Third Party Claim, and (b) consequential damages arising from a Party’s gross negligence or fraud.

“Non-Public Personal Information” or “NPI” shall have the same meaning as defined in
15 U.S.C. Section 6809, which states that NPI means any personally identifiable financial information (a) provided by a consumer to a financial institution; (b) resulting from any transaction with the consumer or any service performed for the consumer; or (c) otherwise obtained by the financial institution. Such term does not include publicly available information.

“PAD” has the meaning set forth in the preamble hereof. “PAD Breach” has the meaning set forth in Section 6.1(b). “PAD Indemnitee” has a meaning set forth in Section 7.1(a). “PAD Legal Counsel” has a meaning set forth in Section 7.17.
“Party” or “Parties” has the meaning set forth in the preamble hereto.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity, including any Governmental Authority.

“Personal Information” means information relating to an identified or identifiable person, including: (a) a natural person’s name, street address or specific geolocation information, date of birth, email address, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, or insurance account information; and (b) “personal data,” “personal information,”

“protected health information,” “nonpublic personal information,” or other similar terms as defined by Privacy and Data Security Laws.

“Policyholder” means a policyholder or contract holder of a Contract.

“Privacy and Data Security Laws” means all applicable laws and regulations relating to the protection or processing of Personal Information (including NPI), including the Fair Credit Reporting Act, 15 U.S.C. 1681 et seq. (including the Fair and Accurate Credit Transactions Act of 2003), the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq., and all laws pertaining to sales, marketing, and electronic communications, including the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule, and in each case, the rules and regulations implemented thereunder, including those promulgated by regulatory authorities or bodies with jurisdiction over PAD or the Company.

“Purchase Agreement” has the meaning set forth in the recitals hereof. “Receiving Party” has the meaning set forth in Section 4.3.
“Representative” of a Person or its Affiliates means the officers, directors, general partners, principals, managers, and employees, investment bankers, advisors, accountants, agents, legal counsel, consultants, independent accountants, subcontractors or other representatives of such Person or of such Person’s Affiliates.

“SEC” means the United States Securities Exchange Commission and any successor thereto.

“Security Incident” has the meaning set forth in Section 4.4. “Seller” has the meaning set forth in the recitals hereof. “Servicing Standards” has the meaning set forth in Section 2.2(c).
“Shared Customer Information” has the meaning set forth in Section 4.6.

“Third Party Administration Agreement” has the meaning set forth in the Purchase Agreement.

“Third Party Claim” has the meaning set forth in Section 6.2(a). “Trail Commission” has the meaning set forth in Section 2.2(a)(iv).
“Transaction Agreements” has the meaning set forth in the Purchase Agreement. “Underwriting Books and Records” has the meaning set forth in Section 4.1.
Section 1.2 Interpretation. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to Articles, Sections, paragraphs, Schedules and Exhibits are references to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars; (d) whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import; (e) the word “or” shall not be exclusive; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (g) the table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (i) the Exhibits and Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (j) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (k) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (l) “writing,” “written” and comparable terms refer to pricing, typing and other means of reproducing words (including electronic media) in a visible form; (m) any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section; (n) all time periods within or following which any payment is to be made or act to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day; (o) any references to “days” means days unless Business Days are expressly specified; (p) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise but only if such successors are not prohibited by this Agreement; and (q) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, and all attachments thereto and instruments incorporated therein, unless otherwise stated.

ARTICLE II

AUTHORITY; FUNCTIONS; AND OTHER AGREEMENTS

Section 2.1    Appointment and Authority.

(a)The Company hereby appoints PAD as, and PAD hereby agrees to serve as, the principal underwriter and distributor of the Contracts during the term of this Agreement. The Parties acknowledge and agree that PAD’s responsibilities under this Agreement shall be limited to acting as principal underwriter and distributor for the Contracts with respect to transactions permitted under the terms of the Contracts and in respect of a closed block of legacy variable annuity business. PAD shall not possess or exercise any authority on behalf of the Company other than that expressly conferred on PAD by the terms of this Agreement or, if applicable, pursuant to Administration Agreements, in its capacity as a subcontractor of the Administrator.

For the avoidance of doubt, except as contemplated in the Excluded Business Underwriting Agreement, the Parties further acknowledge and agree that PAD shall not be authorized or obligated to act as principal underwriter or distributor for (i) any other business, including any new products, of the Company other than the Contracts, or (ii) except as required pursuant to the terms of a Contract or Applicable Law, any new Contracts.

(b)PAD shall at all times function as and be deemed to be an independent contractor and nothing herein contained shall constitute PAD or its agents, officers, or employees as agents, officers, or employees of the Company solely by virtue of their activities in connection with the duties assumed by PAD under this Agreement.

(c)PAD represents and warrants that it is, and at all times during the term of this Agreement shall be, a broker-dealer registered with the SEC under the 1934 Act and a member in good standing of FINRA.

(d)PAD shall be duly registered or licensed or otherwise qualified under securities laws of the states in which Contracts are authorized for sale. PAD shall comply with the requirements of state broker-dealer regulations, the 1934 Act and FINRA’s Rules of Fair Practice, as each applies to PAD in connection with its obligations to perform the Functions under this Agreement.

(e)PAD shall supervise its officers, employees and registered representatives to ensure compliance with Applicable Law, including ensuring that appropriate personnel are registered with the SEC, FINRA and any applicable state Governmental Authorities as required to provide the Functions.

(f)As underwriter, PAD represents and warrants that it permitted the sale of the Contracts only by and through SEC-registered broker-dealers who PAD reasonably believed were appropriately licensed at the time of entering into a selling agreement with PAD. PAD may enter into new agreements with broker-dealers with respect to the Contracts to the extent authorized pursuant to the terms of this Agreement; provided such broker-dealers are members in good standing of FINRA, registered with the SEC under the 1934 Act and authorized by Applicable Law to sell variable insurance products.

Section 2.2    Functions.

(a)During the term of this Agreement, PAD shall perform the broker-dealer functions as principal underwriter and distributor with respect to the Contracts that are expressly set forth below (each a “Function” and collectively the “Functions”):

(i)Filing of any marketing materials in respect of the Contracts with any applicable state securities authorities and FINRA as required by Applicable Laws or FINRA rules, respectively;

(ii)Join the Company, upon the Company’s written request, in any joint applications to be filed with the SEC as required by Applicable Law;

(iii)If PAD is involved in any acquisition, sale or transfer of any securities of any registered investment companies with respect to the Contracts, oversight of pricing and processing activities relating to such acquisition, sale or transfer;

(iv)Servicing of the Contracts for selling broker-dealers;

(v)Collection of any 12b-1 fees with respect to the Contracts; and

(vi)Subject to Section 2.3, processing activities with respect to any trailing commissions that are payable in respect of the Contracts (“Trail Commissions”) under any selling agreements with broker-dealers that are registered under the 1934 Act and applicable state securities laws and to which PAD or one of its Affiliates is a party and arranging other payments or compensation under such selling agreements in accordance with Applicable Law, in each case pursuant to the terms of such selling agreements.

(b)PAD shall perform the Functions (a) with the skill, diligence and experience that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstance, (b) in accordance with Applicable Law and the terms of the Contracts as required by Section 2.5, and (c) (i) during such time as the Administrator or any of PAD’s other Affiliates continues to own a material portion of the Legacy VA Business and PAD or any of its Affiliates continues to actively perform the underwriting functions with respect to such material portion of the Legacy VA Business, in a manner consistent in all material respects with the manner in which PAD or such Affiliate provides, as of such date of determination, similar functions with respect to the Legacy VA Business, and (ii) following such time as Administrator or any of PAD’s other Affiliates does not continue to own a material portion of the Legacy VA Business and PAD or any of its Affiliates does not continue to actively perform the underwriting functions with respect to such material portion of the Legacy VA Business, in a manner consistent in all material respects with the manner in which PAD provided similar functions to the Legacy VA Business in the 12 months prior to the date on which the Administrator or PAD’s other Affiliates ceases to own a material portion of the Legacy VA Business or PAD or its Affiliates ceases to actively provide similar underwriting functions to such material portion of the Legacy VA Business (together with the standards set forth in the immediately preceding clauses (a), (b) and (c), the “Servicing Standards”).

Section 2.3 Trail Commissions. PAD shall process the payments of up to 30% of any Trail Commissions due and payable from the 12b-1 fees it collects in respect of the Contracts; provided, that PAD shall only fund such Trail Commissions to the extent that PAD has collected sufficient 12b-1 fees to make such payments with respect to the Trail Commissions. The Company shall be responsible for the remaining payments with respect to any and all Trail Commissions. PAD shall use commercially reasonable efforts to timely collect all 12b-1 fees due and payable to it.

Section 2.4    Specified Agreements.

(a)Each of the Company and PAD shall, and shall cause each of their respective Affiliates to, continue to perform their respective obligations in respect of the Contracts under any selling agreements, participation agreements and marketing services agreements relating to the Contracts to which the Company, PAD or their respective Affiliates are a party, as applicable, unless and until such party is no longer a party to the applicable agreement to the extent such agreement is (i) assigned, terminated, or otherwise modified pursuant to Section 7.12 of the Purchase Agreement, or (ii) separated such that the Company, on the one hand, and PAD and its Affiliates, on the other hand, have entered into separate agreements with the applicable third-party counterparty, in each case, pursuant to Section 7.12 of the Purchase Agreement; provided, that, for the avoidance of doubt, the assignment, termination, modification or separation of such agreements shall be governed solely by the terms of the Purchase Agreement.

(b)PAD shall use commercially reasonable efforts to, and the Company hereby authorizes PAD to, enter into selling agreements and amend, as necessary, and maintain selling agreements and marketing services agreements with Persons that participate or have participated in the distribution of the Contracts in each state and other jurisdiction in which the Contracts were lawfully sold, in each case, as reasonably necessary and appropriate to support a closed block of business of variable annuities insurance contracts.

Section 2.5    Registration.

(a)Without limiting the terms of the Administration Agreements, the Company shall
(i) be responsible for maintaining the registration of the Contracts with the SEC under the provisions of the 1933 Act and regulations thereunder and the related separate accounts with the SEC under the provisions of the 1940 Act and the regulations thereunder and any state securities regulatory authority with which such registration is required, (ii) prepare the prospectuses and registration statements or other promotional, sales or advertising materials for the Contracts and file them with the SEC and state regulatory authorities, to the extent required, (iii) prepare the Contract forms and any amendments thereto and to gain and maintain approval of the Contract forms where required under the insurance laws and regulations of each state or other jurisdiction in which the Contracts are to be offered, and (iv) provide PAD with all necessary information relating to the Contracts and related separate accounts in order for PAD to keep all marketing materials filed with FINRA current and accurate.

(b)PAD shall not knowingly give any information to any Person, or make any representations or warranties to any Person, concerning the Contracts except as contained in the prospectuses and registration statements or other promotional, sales or advertising materials for the Contracts filed by the Company with the SEC or otherwise authorized by the Company is writing. PAD will utilize the currently effective prospectuses and registration statements or other promotional, sales or advertising materials for the Contracts in connection with its performance of the Functions.

Section 2.6 Transaction Confirmations. Subject to the terms of the Administration Agreements, the Company shall, on behalf of PAD, provide for the confirmation to each purchaser of a Contract, in accordance with Rule 10b-10 under the 1934 Act, acceptance of premiums and such other transactions as are required by and in accordance with Rule 10b-10 and administrative interpretations thereunder. The Company shall keep copies of such confirmations and records of transactions and shall make them available to the Company upon request.

ARTICLE III

REGULATORY AND LEGAL PROCEEDINGS

Section 3.1    Regulatory Complaints and Proceedings.

(a)With respect to any Actions initiated by any Governmental Authority with respect to this Agreement and the Functions performed hereunder (each, a “Governmental Authority Proceeding”), each Party shall (to the extent not prohibited by Applicable Law) (i) notify the other Party in writing of any such Governmental Authority Proceeding of which such Party becomes aware as promptly as reasonably practicable after becoming aware thereof and (ii) provide the other Party copies of any files or other documents that such Party may reasonably request in connection with its review of such matters in each case, except to the extent that compliance with the preceding subclause (ii) would, in the judgment of counsel (including in- house counsel) to such Party, reasonably be expected to result in the loss or waiver of such Party’s rights in respect of legal privilege; provided that, that such Party shall (1) notify the other Party in reasonable detail of the circumstances giving rise to any such privilege, (2) cooperate using reasonable best efforts in any efforts and requests for waivers to any such privilege and (3) use its reasonable best efforts to make other arrangements (including redacting information or entering into joint defense agreements), in each case that would enable any otherwise required disclosure of files and documents regarding a Governmental Authority Proceeding to the other Party to occur without so jeopardizing such privilege.

(b)Except as set forth in Section 3.1(c), the Company shall supervise and control the defense and settlement of all Governmental Authority Proceedings at its own cost and expense, without waiving any right to indemnification that it may have under this Agreement; provided that the Company shall provide PAD with a reasonable opportunity to comment on and make recommendations with respect to its handling of any such Governmental Authority Proceeding (i) that has the potential to affect the Legacy VA Business, the manner in which PAD performs the Functions or (ii) with respect to PAD’s actions, or the actions of any PAD director, officer or employee, as a broker-dealer, and the Company shall take into account any reasonable comments or recommendations of PAD that are provided to the Company in a timely manner with respect to such matters; provided, further, that without PAD’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not settle or compromise any such Governmental Authority Proceeding or enter into any Governmental Order in respect thereof, unless (i) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person by PAD or any of its Affiliates, (ii) there is no obligation of PAD or any of its Affiliates to pay any monetary damages and no culpability is found on the part of, and a full and complete release is provided to, PAD and its Affiliates, (iii) the settlement does not impose on PAD or any of its Affiliates any non-monetary relief or any injunctive relief or other equitable remedy or other conditions, encumbrance or restrictions and (iv) the settlement does not encumber any of the assets of PAD or any of its Affiliates or contain any restriction or impose any condition that would adversely affect PAD or any of its Affiliates or the conduct of business by PAD or any of its Affiliates. The Company shall keep PAD reasonably informed of the progress of all such Governmental Authority Proceedings.

(c)Notwithstanding anything in this Agreement to the contrary, PAD, upon written notice to the Company and at its own cost and expense, without waiving any right to indemnification or payment that it may have under this Agreement, shall have the right, but not the obligation, at any time to supervise and control the defense and settlement of any Governmental Authority Proceeding that (i) relates primarily to the Legacy VA Business, the manner in which PAD performs the Functions or (ii) relates primarily to PAD’s actions, or the actions of any PAD director, officer or employee, as a broker-dealer; provided, however, PAD shall not respond to any such Governmental Authority Proceeding without taking into account in good faith any reasonable recommendation of the Company with respect to such matters that are provided to PAD in a timely fashion and shall not unreasonably reject such recommendation as it relates to the liability, reputation or business of the Company; provided, further, that without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), PAD shall not settle or compromise any such Governmental Authority Proceeding or enter into any Governmental Order in respect thereof, unless (i) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person by the Company or any of its Affiliates, (ii) there is no obligation of the Company or any of its Affiliates to pay any monetary damages and no culpability is found on the part of, and a full and complete release is provided to, the Company and its Affiliates, (iii) the settlement does not impose on the Company or any of its Affiliates any non-monetary relief or any injunctive relief or other equitable remedy or other conditions, encumbrance or restrictions and (iv) the settlement does not encumber any of the assets of the Company or any its Affiliates or contain any restriction or condition that would adversely affect the Company or any of its Affiliates or the conduct of business by the Company or any of its Affiliates (other than Excluded Business); and provided, further, that, the Company shall have the right to engage its own separate legal representation, at its own expense, and to participate fully in, but not control, the defense of any such Governmental Authority Proceeding. PAD shall keep the Company reasonably informed of the progress of all such Governmental Authority Proceedings.

Section 3.2    Legal Proceedings.

(a)With respect to any Action, other than a Governmental Authority Proceeding or a Third Party Claim, that is instituted or threatened with respect to any matter relating to this Agreement and the Functions performed hereunder (each, a “Legal Proceeding”), each Party shall (to the extent not prohibited by Applicable Law) (i) notify the other Party in writing of any such Legal Proceeding of which PAD becomes aware as promptly as reasonably practicable after becoming aware thereof and (ii) provide the other Party copies of any files or other documents that the other Party may reasonably request in connection with its review of such matters, in each case, except to the extent that compliance with the preceding subclause (ii) would, in the judgment of counsel (including in-house counsel) to such Party, reasonably be expected to result in the loss or waiver of legal privilege; provided that such Party shall (1) notify the other Party in reasonable detail of the circumstances giving rise to any such privilege, (2) cooperate using reasonable best efforts in any efforts and requests for waivers to any such privilege and (3) use its reasonable best efforts to make other arrangements (including redacting information or entering into joint defense agreements), in each case that would enable any otherwise required disclosure of files and documents regarding a Legal Proceeding to the other Party to occur without so jeopardizing such privilege.

(b)Except as set forth in Section 3.2(c), the Company shall supervise and control the investigation, contest, defense and settlement of all Legal Proceedings at its own cost and expense without waiving any right to indemnification that it may have under this Agreement; provided that the Company shall provide PAD with a reasonable opportunity to comment on and make recommendations with respect to its handling of any such Legal Proceeding that (i) has the potential to affect the Legacy VA Business, the manner in which PAD performs the Functions,
(ii) is with respect to PAD’s actions, or the actions of any PAD director, officer or employee, as a broker-dealer or (iii)if successful, could adversely affect or interfere with PAD’s and its Affiliates’ reputation and relationships with its or their distributors, and shall take into account any reasonable comments or recommendations of PAD that are provided to the Company in a timely manner with respect to such matters provided, further, that, without PAD’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not settle or compromise any such Legal Proceeding unless (i) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person by PAD or any of its Affiliates, (ii) there is no obligation of PAD or any of its Affiliates to pay any monetary damages and no culpability is found on the part of, and a full and complete release is provided to, PAD and its Affiliates, (iii) the settlement does not impose on PAD or any of its Affiliates any non-monetary relief or any injunctive relief or other equitable remedy or other conditions, encumbrance or restrictions, (iv) the settlement does not encumber any of the assets of PAD or any of its Affiliates or contain any restriction or impose any condition that would adversely affect PAD or any of its Affiliates or the conduct of business by PAD or any of its Affiliates and (v) the Legal Proceeding neither is certified, nor seeks certification, as a class action. The Company shall keep PAD reasonably informed of the progress of all such Legal Proceedings.

(c)Notwithstanding anything in this Agreement to the contrary, PAD, upon written notice to the Company and at its own cost and expense, without waiving any right to indemnification or payment that it may have under this Agreement, shall have the right, but not the obligation, at any time to assume sole control over the response, defense, settlement or other resolution of any Legal Proceeding that (i) relates primarily to the Legacy VA Business, the manner in which PAD performs the Functions, (ii) relates primarily to PAD’s actions, or the actions of any PAD director, officer or employee, as a broker-dealer or (iii) if successful, could adversely affect or interfere with PAD’s and its Affiliates’ reputation and relationships with its or their distributors; provided, however, PAD shall not respond to any such Legal Proceeding without taking into account in good faith any reasonable recommendation of the Company with respect to such matters that are provided to PAD in a timely fashion and shall not unreasonably reject such recommendation as it relates to the liability of the Company; provided, further, that, without the Company’s prior written consent, PAD shall not settle or compromise any such Legal Proceeding unless (v) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person by the Company or any of its Affiliates, (w) there is no obligation of the Company or any of its Affiliates to pay any monetary damages and no culpability is found on the part of, and a full and complete release is provided to, the Company and its Affiliates, (x) the settlement does not impose on the Company or any of its Affiliates any non-monetary relief or any injunctive relief or other equitable remedy or other conditions, encumbrance or restrictions, (y) the settlement does not encumber any of the assets of the Company or any of its Affiliates or contain any restriction or condition that would adversely affect the Company or any of its Affiliates or the conduct of business by the Company or any of its Affiliates (other than the Excluded Business), and (z) the Legal Proceeding neither is certified, nor seeks certification, as a class action; and provided, further, that, the Company shall have the right to engage its own separate legal representation, at its own expense, and to participate fully in, but not control, the defense of any such Legal Proceeding. PAD shall keep the Company reasonably informed of the progress of all such Legal Proceedings.

Section 3.3 Participation. Notwithstanding anything in this Agreement to the contrary, PAD shall have the right to engage its own separate legal representation, at its own expense, and to participate fully in, but not control (except as provided for in Section 3.1(c) and Section 3.2(c)), the defense of any Governmental Authority Proceeding or Legal Proceeding in which PAD is named a party, without waiving any right to indemnification or payment that it may have under the terms of this Agreement or any other Transaction Agreements.

Section 3.4 Registration Statements. Notwithstanding anything set forth to the contrary herein, the Company agrees to advise PAD immediately of: (a) any request by the SEC for amendment of the registration statements or for additional information relating to the Contracts; (b) the issuance by the SEC of any stop order suspending the effectiveness of the registration statements relating to the Contracts or the initiation of any proceedings for that purpose; and (c) the occurrence of any known material event which makes untrue any statement made in the registration statements or marketing materials relating to the Contracts or which requires the making of a change therein in order to make any statement made therein not misleading.

Section 3.5 Cooperation. Each Party shall cooperate with and assist the other Party in responding to, defending, prosecuting and settling any Governmental Authority Proceeding or Legal Proceeding under this Article III; provided that neither Party shall be required to waive any applicable attorney-client, attorney work product or other evidentiary privileges; provided, further, that each Party shall (a) notify the other in reasonable detail of the circumstances giving rise to any such privilege, (b) cooperate using reasonable best efforts in any efforts and requests for waivers to any such privilege and (c) use its reasonable best efforts to make other arrangements (including redacting information or entering into joint defense agreements), in each case that would enable any such cooperation and assistance without so jeopardizing such privilege. Notwithstanding anything to the contrary contained in this Agreement, except to the extent permitted under this Agreement or the other Transaction Agreements, neither the Company nor PAD shall have the authority to institute or prosecute any legal or regulatory proceeding on behalf of the other Party without the prior written consent of such other Party.

ARTICLE IV

BOOKS AND RECORDS; CONFIDENTIALITY AND DATA PRIVACY

Section 4.1 Maintenance of Underwriting Books and Records. PAD shall, or shall cause its Affiliates to, continue to keep, in accordance with Rules 17a-3 and 17a-4, under the 1934 Act, accurate books and records of account as required to be maintained by a registered broker-dealer, acting as principal underwriter, of all transactions entered into on behalf of the Company with respect to its activities under this Agreement (the “Underwriting Books and Records”). PAD shall make such Underwriting Books and Records available for inspection by the SEC, FINRA, or other Governmental Authority and shall provide such Underwriting Books and Records to or make available for inspection by the Company as it may reasonably request for the purpose of meeting its reporting and record keeping requirements in accordance with Applicable Laws and regulations during normal business hours.

Section 4.2 Compliance with Privacy and Data Security Laws. The Parties shall comply in all material respects with all Applicable Laws, including Privacy and Data Security Laws, respecting Confidential Information (including the Personal Information) as outlined in Section 4.3. Without limiting the foregoing, the Parties shall comply in all material respects with any Applicable Law, including Privacy and Data Security Laws, respecting Confidential Information (including the Personal Information) that may come into effect during the term of this Agreement. Each Party shall only use Confidential Information of the other Party as permitted by this Agreement; provided that, both Parties are permitted to aggregate or de-identify Confidential Information of the other Party for its own use or to the extent necessary to perform its obligations under the Agreement.

Section 4.3 Confidentiality. Each Party (a “Receiving Party”) shall hold the Confidential Information of the other Party (a “Disclosing Party”) in strictest confidence and shall take all reasonable steps to ensure that such Confidential Information is not disclosed to any third party, except that each Receiving Party may disclose such Confidential Information or portions thereof to those of such Receiving Party’s Affiliates and its and their respective Representatives to the extent necessary for the performance of such Receiving Party’s obligations under this Agreement or as may otherwise be permitted by the terms of this Agreement, provided that the Receiving Party advises such Persons of the confidential nature of the Disclosing Party’s Confidential Information and directs them to maintain its confidentiality in accordance with the terms hereof; provided, further, that a Receiving Party shall be responsible for any breach of this provision by any of its Affiliates or its or their respective Representatives. Without limiting the foregoing, a Receiving Party shall be permitted to disclose Confidential Information to the extent (i) any such information is required or requested by Applicable Law, Governmental Order or a Governmental Authority to be disclosed after prior notice has been given to the Disclosing Party (to the extent such prior notice is permitted to be given under Applicable Law); provided that, the Receiving Party, to the extent reasonably requested by the Disclosing Party, shall cooperate with the Disclosing Party in seeking an appropriate order or other remedy protecting such information from disclosure, or (ii) any such information is reasonably necessary to be disclosed in connection with any Action or for the enforcement of the rights of the Receiving Party under this Agreement. For the purposes of this Section 4.3, “Representatives” shall only refer to those Persons that actually receive Confidential Information pursuant to this Agreement, and, in the case of the Company, shall include its and its Affiliates’ board observers and oversight committee members.

Section 4.4 Security Incidents. PAD shall (a) notify the Company promptly (and in any event within forty-eight (48) hours) of becoming aware of any unauthorized access, acquisition or other compromise of Policyholder Personal Information provided to or otherwise held by PAD in connection with this Agreement, or any other data security incident requiring reporting under applicable Privacy and Data Security Laws (each, a “Security Incident”), (b) promptly furnish to the Company details of the Security Incident as may be reasonably available, and use commercially reasonable efforts to assist the Company in investigating or preventing the reoccurrence of any Security Incident, (c) cooperate with the Company in any litigation and investigation against third parties deemed necessary by the Company to protect its proprietary rights and (d) use commercially reasonable efforts to prevent a recurrence of any such Security Incident. To the extent that a Party inadvertently obtains access to any Confidential Information of the other Party to which it was otherwise not intended to have access, such Party shall immediately notify the other Party.

Section 4.5 Information Safeguards. Each Party shall (to the extent it has the ability to access Confidential Information of the other Party) maintain administrative, technical and physical safeguards that are reasonably designed to (a) protect the security and confidentiality of such Confidential Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Confidential Information; (c) protect against use or destruction of such Confidential Information that could result in substantial harm to the Confidential Information and which are no less protective of Confidential Information than how the Party protects its own Confidential Information; and (d) properly dispose of such Confidential Information, in each case not less than in accordance with the standards required by Applicable Law.

Section 4.6 Shared Customer Information. Data that is (a) collected by or furnished to either Party or furnished to PAD in both its capacities as the underwriter of the Contracts and as the underwriter of the Excluded Business or any business of the Administrator or its Affiliates other than the Business, and (b) relevant and appropriate to the independent administration of separate contracts with Shared Customers and that lawfully may be shared between the parties, (“Shared Customer Information”) shall constitute both Confidential Information of the Recipient and Confidential Information of the Administrator. Where reasonably practicable, the Administrator shall create and maintain two instances of Shared Customer Information, one designated Confidential Information of the Recipient and the second designated Confidential Information of the Administrator.

ARTICLE V

CONSIDERATION

Section 5.1 Consideration. PAD shall provide the Functions pursuant to this Agreement in return for the consideration paid by the Company to the Administrator pursuant to the Administration Agreements. No separate consideration will be paid to PAD under this Agreement.

ARTICLE VI

INDEMNIFICATION

Section 6.1    Indemnification.

(a)The Company shall indemnify, defend and hold harmless PAD and its Representatives, Affiliates, successors and assigns (each an “PAD Indemnitee” and collectively with each other PAD Indemnitee, the “PAD Indemnitees”) from and against all Losses asserted against, imposed on or incurred by an PAD Indemnitee arising from, relating to or in connection with (i) any breach by the Company of any covenant or representation and warranty contained in this Agreement, or (ii) the Company’s failure to perform its obligations under the applicable selling agreements, participation agreements and marketing services agreements (including its payment obligations thereunder), except, in each case, to the extent any such Loss arises from
(A) an action taken by the Company at the written direction or request of, or with the prior written consent of, a PAD Indemnitee, or (B) a PAD Breach.

(b)PAD shall indemnify, defend and hold harmless, the Company and its Representatives, Affiliates, successors and assigns (each a “Company Indemnitee”, and collectively with each other Company Indemnitee, the “Company Indemnitees”) harmless from and against all Losses asserted against, imposed on or incurred by a Company Indemnitee arising from, relating to or in connection with: (i) any gross negligence or intentional wrongful act or misconduct by PAD or its Affiliates or its or their Representatives, in connection with this Agreement; (ii) any violation of Applicable Law by PAD or its Affiliates, or its or their Representatives in connection with PAD’s obligations under this Agreement; (iii) any breach by PAD of any covenant or representation and warranty contained in this Agreement, (iv) PAD’s failure to perform its obligations under the applicable selling agreements, participation agreements and marketing services agreements (including its payment obligations thereunder) or
(v) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, contained in any registration statement or prospectus or other product materials relating to any Contract or any interest offered under any Contract or any amendment thereof, in each case, to the extent such statement was prepared by PAD or is furnished in writing by PAD from and after the Effective Date in connection with its performance of the Functions under this Agreement (clauses (i) through (v), each a “PAD Breach”), except, in each case, to the extent any such Loss arises from (A) an action taken by PAD at the written direction or request of, or with the prior written consent of, a Company Indemnitee, or (B) (x) any gross negligence or intentional wrongful act or misconduct by the Company or its Representatives in connection with this Agreement, (y) any violation of Applicable Law by the Company or its Representatives in connection with the Company’s obligations under this Agreement or (z) any breach by the Company of any covenant, representation or warranty contained in this Agreement.

Section 6.2    Indemnification Procedures.

(a)If any Person entitled to indemnification under Section 7.1(a) or Section 7.1(b) (each, an “Indemnitee”) receives notice of the assertion or commencement of any Action or other legal proceeding instituted by any Person that is not a Party or an Affiliate of a Party or a Representative of the foregoing (a “Third Party Claim”) against such Indemnitee in respect of which the Party required to indemnify such Indemnitee under Section 7.1(a) or Section 7.1(b) (each, an “Indemnitor”) may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor prompt written notice (but in no event later than 30 days after such receipt by the Indemnitee of notice of the assertion or commencement of such Action) thereof and such notice shall include a reasonable description of the claim and any documents relating to the claim and an estimate of the Loss (to the extent ascertainable) and shall reference the specific sections of this Agreement that form the basis of such claim; provided that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is prejudiced by such delay. Thereafter, the Indemnitee shall deliver to the Indemnitor, promptly after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(b)The Indemnitor shall be entitled to participate in the defense of any Third Party Claim and may assume the defense thereof with counsel selected by the Indemnitor, at its own expense, by delivery of written notice to the Indemnitee; provided that, the Indemnitee shall be entitled to assume the defense of any Third Party Claim (at the Indemnitor’s expense in accordance with this Article VI) (i) for any period during which the Indemnitor has not assumed the defense thereof, (ii) if the Indemnitor fails to take reasonable steps necessary to defend diligently the action or proceeding after delivery of notice by the Indemnitor that it would assume the defense or (iii) if the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Indemnitee. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense, provided that the Indemnitor shall pay the reasonable and documented out-of-pocket fees and expenses of counsel retained by the Indemnitee (1) for any period during which the Indemnitor has not assumed the defense thereof, or (2) if the Indemnitee determines (based on the opinion of counsel (including in-house counsel) to the Indemnitee) that (x) an actual or likely conflict of interest exists between the Indemnitor and the Indemnitee and makes representation of the two parties by the same counsel inappropriate, or (y) one or more defenses or counterclaims are available to the Indemnitee that are inconsistent with those available to the Indemnitor. The Parties shall, and shall cause their respective Affiliates to, cooperate in the defense of any Third Party Claim, including the retention and (upon the other Party’s request) the provision of records and information that are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or pay, settle, compromise or discharge (or offer to pay, settle, compromise or discharge) any Third Party Claim without the Indemnitor’s prior written consent. If the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnitor shall not settle, compromise or discharge such Third Party Claim without the written consent of the Indemnitee, unless (A) the Indemnitor obtains, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnitee from any and all liability in respect of such Third Party Claim, (B) such settlement, compromise or discharge provides only for the payment of monetary damages and does not impose on the Indemnitee any non-monetary relief or any injunctive relief or other equitable remedy or other conditions, encumbrance or restrictions, (C) such settlement does not include a statement or admission of fault, culpability, or failure to act by or on behalf of the Indemnitee, (D) such settlement does not involve any finding or admission of any violation of Applicable Law or any violation of the rights of any Person on the part of the Indemnitee, and
(E) such settlement does not provide for any monetary liability of the Indemnitee that will not be promptly paid or reimbursed by the Indemnitor. If the Indemnitor submits to the Indemnitee a bona fide settlement offer that satisfies the requirements set forth in clauses (A)-(E) of the immediately preceding sentence and the Indemnitee refuses to consent as provided in this Section 6.2(b) to such settlement, then thereafter the Indemnitor’s liability to the Indemnitee with respect to such Third Party Claim shall not exceed the Indemnitor’s portion of the settlement amount included in such settlement offer, and the Indemnitee shall either assume the defense of such Third Party Claim or pay the Indemnitor’s attorney’s fees and other out-of-pocket costs incurred thereafter in continuing the defense of such Third Party Claim.

(c)If an Indemnitee wishes to make a claim under this Article VI that does not involve a Third Party Claim, the Indemnitee shall give written notice to the Indemnitor setting forth (i) a reasonably detailed description of the claim, (ii) a good faith estimate of the amount of the Loss (to the extent ascertainable) and (iii) the specific provision of this Agreement that the Indemnitee alleges to be breached or implicated, and such notice shall be accompanied by copies of all available documentation that may be necessary or appropriate for the purposes of enabling the Indemnitor to be informed and to take any and all appropriate decisions and actions in respect of the matter and Loss that is the subject of the claim; provided that failure to provide such notice on a timely basis shall not relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is prejudiced by such delay.

Section 6.3    Additional Indemnification Provisions.

(a)In any case where an Indemnitee recovers from a third Person not Affiliated with such Indemnitee, including any third party insurer, any amount in respect of any Loss paid by an Indemnitor pursuant to this Article VI, such Indemnitee shall promptly pay over to the Indemnitor the amount so recovered (net of any out-of-pocket expenses incurred by such Indemnitee in procuring such recovery, which expenses shall not exceed the amount so recovered), but not in excess of the sum of (i) any amount previously paid by the Indemnitor to or on behalf of the Indemnitee in respect of such claim and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

(b)If any portion of Losses to be paid by the Indemnitor pursuant to this Article VI would reasonably be expected to be recoverable from a third Person not Affiliated with the relevant Indemnitee (including under any applicable third party insurance coverage) based on the underlying claim or demand asserted against such Indemnitor, then the Indemnitee shall promptly after becoming aware of such fact give notice thereof to the Indemnitor and, upon the request of the Indemnitor, shall use commercially reasonable efforts to collect the maximum amount recoverable from such third Person, in which event the Indemnitor shall reimburse the Indemnitee for all reasonable costs and expenses incurred in connection with such collection, including any resulting increase in insurance premiums (which costs and expenses of collection shall not exceed the amount recoverable from such third Person). If any portion of Losses actually paid by the Indemnitor pursuant to this Article VI could have been recovered from a third Person not Affiliated with the relevant Indemnitee based on the underlying claim or demand asserted against such Indemnitee, then the Indemnitee shall transfer, to the extent transferable, such of its rights to proceed against such third Person as are necessary to permit the Indemnitor to recover from such third Person any amount actually paid by the Indemnitor pursuant to this Article VI.

(c)Neither the Company nor PAD shall have any right to set off any unresolved indemnification claim pursuant to this Article VI against any payment due pursuant to any other Transaction Agreement or any other agreement between the Parties.

Section 6.4 LIMITATION OF LIABILITY. PAD’S LIABILITY UNDER THIS AGREEMENT AND THE ADMINISTRATOR’S LIABILITY UNDER THE ADMINISTRATION AGREEMENTS (TOGETHER WITH THIS AGREEMENT, THE “SUBJECT AGREEMENTS”), REGARDLESS OF THE BASIS OF THE CLAIM, SHALL BE LIMITED IN THE AGGREGATE FOR ALL CLAIMS TO AN AMOUNT EQUAL TO THE AMOUNT OF SERVICE FEES PAID AND PAYABLE BY THE COMPANY TO THE ADMINISTRATOR UNDER THE SUBJECT AGREEMENTS DURING THE 18 MONTH PERIOD IMMEDIATELY PRECEDING THE OCCURRENCE OF THE FIRST EVENT GIVING RISE TO SUCH CLAIM OF LIABILITY; PROVIDED THAT IF THE MOST RECENT EVENT GIVING RISE TO LIABILITY OCCURS PRIOR TO THE 18 MONTH ANNIVERSARY OF THE EFFECTIVE DATE OF THE SUBJECT AGREEMENTS, THEN THE FOREGOING AGGREGATE LIMITATION IN THIS SECTION 6.4 SHALL EQUAL 18 TIMES THE RESULT OBTAINED BY DIVIDING (A) THE TOTAL SERVICE FEES ACTUALLY PAID BY THE COMPANY TO THE ADMINISTRATOR UNDER THE SUBJECT AGREEMENTS FROM THE EFFECTIVE DATE OF SUCH AGREEMENTS THROUGH THE DATE ON WHICH SUCH EVENT OCCURRED, BY (B) THE NUMBER OF MONTHS FROM THE EFFECTIVE DATE OF SUCH AGREEMENTS THROUGH SUCH DATE (THE “LIABILITY CAP”). FOR THE AVOIDANCE OF DOUBT, PAD’S LIABILITY WITH RESPECT TO ANY SINGLE CLAIM SHALL TAKE INTO ACCOUNT ANY AMOUNTS PREVIOUSLY PAID BY THE ADMINISTRATOR AND PAD UNDER THIS SECTION AND UNDER THE CORRESPONDING SECTIONS OF THE OTHER SUBJECT AGREEMENTS IN RESPECT OF ANY PREVIOUS CLAIMS SUCH THAT PAD’S MAXIMUM LIABILITY IN RESPECT OF SUCH CLAIM SHALL BE REDUCED BY AN AMOUNT EQUAL TO (X) THE LIABILITY CAP, MINUS (Y) THE AMOUNT OF ANY SUCH PRIOR PAYMENTS, AND PAD SHALL HAVE NO LIABILITY HEREUNDER ONCE THE LIABILITY CAP HAS BEEN EXHAUSTED. FOR THE AVOIDANCE OF DOUBT, THE LIABILITY OF EACH OF THE ADMINISTRATOR AND PAD IN RESPECT OF THE LIABILITY CAP SHALL BE ON A SEVERAL NOT JOINT BASIS, BUT THE LIABILITY CAP SHALL BE APPLICABLE TO THEM ON AN AGGREGATE BASIS IN RESPECT OF THE LIABILITY OF PAD UNDER THIS AGREEMENT AND THE ADMINISTRATOR UNDER THE ADMINISTRATION AGREEMENTS.

Section 6.5 Exclusive Remedy. Except as provided in Section 8.14, the indemnity provided for in this Article VI shall be the sole and exclusive remedy of the Indemnitees with respect to any and all claims relating to this Agreement (other than claims of, or causes of action arising from, fraud). In furtherance of the foregoing each Party hereby waives any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the other Party arising under or based upon this Agreement, except pursuant to the indemnification provisions set forth in this Article VI.

Section 6.6 No Duplication of Indemnity. To the extent that a PAD Indemnitee or a Company Indemnitee has received payment in respect of a Loss pursuant to the provisions of any other Transaction Agreement, such PAD Indemnitee or Company Indemnitee shall not be entitled to indemnification for such Loss under this Agreement to the extent of such payment. In no event shall any Indemnitee (a) be entitled to duplicate Losses under this Agreement and any other Transaction Agreement attributable to the same underlying event giving rise to such Loss or Losses or (b) initiate duplicate proceedings under two or more Transaction Agreements seeking recovery for the same Loss or Losses.

ARTICLE VII

DURATION; TERMINATION

Section 7.1 Term. This Agreement shall commence on the Effective Date and continue until the date this Agreement is terminated pursuant to Section 7.2.

Section 7.2    Termination.

(a)This Agreement may be terminated at any time upon the mutual written agreement of the Parties, which agreement shall state the effective date and relevant terms of termination.

(b)This Agreement shall be terminated automatically upon the termination of the Third Party Administration Agreement.

Section 7.3 Termination Obligations. In connection with any expiration of this Agreement or termination of this Agreement pursuant to this Article VII, each Party shall (i) return to the other Party or destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the other Party’s Confidential Information and
(ii) certify in writing to the other Party that it has complied with the requirements of this Section
7.3; provided, however, that PAD may retain copies of any Confidential Information of the Company incorporated in the Underwriting Books or Records; provided, further, that each Party may retain data or electronic records containing Confidential Information of the other Party to comply with Applicable Law or bona fide document retention policies or for the purposes of backup, recovery, contingency planning or business continuity planning so long as such data or records are not accessible in the ordinary course of business and are not accessed except as required for compliance with Applicable Law or bona fide document retention policies, or for the purposes of backup, recovery, contingency planning or business continuity planning purposes. The Company shall allow PAD access to, including the right to make copies of, all such returned materials in the event such access is requested by PAD for any reasonable purpose, including as a result of any Governmental Authority Proceeding or Legal Proceeding.

Section 7.4 Survival. Notwithstanding the other provisions of this Article VII, (a) Article I, Section 2.4(a), Section 4.3, Article V, Article VI, Section 7.3, this Section 7.4, and

Article VIII shall remain in full force and effect after the termination of this Agreement, and (b) to the extent any other provision of this Agreement provides for rights, interests, duties, claims, undertakings and obligations subsequent to the termination or expiration of this Agreement, such provision of this Agreement shall survive such termination or expiration for the period specified therein.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Expenses. Except as may otherwise be specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisers and independent accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Person incurring such costs and expenses, whether or not any or all of the transactions contemplated by this Agreement are consummated.

Section 8.2 Force Majeure. A Party that is unable to perform or delayed in performance of any of its obligations under this Agreement due to a Force Majeure Event shall promptly give the other Party notice thereof. The affected Party’s obligations hereunder shall be suspended during the period such Force Majeure Event continues, and such affected Party shall not be liable for any expense, loss or damage whatsoever arising out of any interruption of any Function or delay or failure to perform under this Agreement caused by such Force Majeure Event; provided that, the affected Party uses its commercially reasonable efforts to mitigate or avoid the effect of such Force Majeure Event.

Section 8.3 Relationship of Parties. Except as specifically provided herein, neither Party shall: (a) act or represent or hold itself out as having authority to act as an agent or partner of the other Party; or (b) in any way bind or commit the other Party to any obligations or agreement. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement. The Parties’ respective rights and obligations hereunder shall be limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

Section 8.4 Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing (including email transmission) and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Party at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.4):

If to the Company, to:

Prudential Annuities Life Assurance Corporation c/o Fortitude Group Holdings, LLC
10 Exchange Place

Jersey City, New Jersey 07302

Attention:    Jeffrey Burman
E-mail:    legalcompliance@fortitude-re.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP 919 Third Avenue
New York, New York 10022 Attention:    Edward Drew Dutton Tel:    (212) 909-6718
E-mail:eddutton@debevoise.com If to PAD, to:
Prudential Annuities Distributors, Inc. 751 Broad Street
Newark, New Jersey 07102 Attention:    Francine Boucher
E-mail:    francine.boucher@prudential.com with a copy (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn Street Chicago, Illinois 60603 Attention:    Sean M. Keyvan
Kirk D. Lipsey
R. Bradley Drake
Tel:    (212) 839-5793
(312) 853-4660
(312) 853-2229
E-mail:    skeyvan@sidley.com klipsey@sidley.com bdrake@sidley.com

Section 8.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Party. Any attempted assignment in violation of this Section 8.5 shall be void and have no effect. This Agreement and all of the provisions hereof shall be binding upon, shall inure to the benefit of, and shall be enforceable by and against the Parties and their respective successors and permitted assigns.

Section 8.6 No Third Party Beneficiaries. Except as provided in Article VI with respect to Company Indemnitees and PAD Indemnitees, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.7 Entire Agreement. This Agreement (including all exhibits and schedules hereto), the documents delivered pursuant hereto and the other Transaction Agreements constitute the entire agreement of the Parties with respect to the subject matter contained herein and therein and supersede all other prior negotiations, agreements, discussions, understandings, writings and undertakings, both written and oral, between or on behalf of PAD or its Affiliates, on the one hand, and the Company or its Affiliates, on the other hand, with respect to the subject matter hereof or thereof.

Section 8.8 Amendment. No provision of this Agreement may be changed, amended, supplemented or modified except by a written instrument signed by each Party. Any change or modification to this Agreement shall be null and void, unless made by written amendment to this Agreement and signed by each of the Parties.

Section 8.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 8.10 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized Representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.

Section 8.11 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and all claims or disputes arising hereunder, whether purporting to sound in contract or tort, or at law or in equity, shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Applicable Laws of any jurisdiction other than the State of Delaware.

Section 8.12    Submission to Jurisdiction.

(a)Each of PAD and the Company irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery, New Castle County, or to the extent such court declines jurisdiction, first to any federal court, or second to any state court, each located in Wilmington, Delaware, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any Action related thereto may be heard and determined in such courts. Each of PAD and the Company hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of PAD and the Company agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b)Each of PAD and the Company consent to service of process in any Action by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 8.4.

Section 8.13 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 8.14 Specific Performance and other Equitable Relief. The Parties agree that irreparable damage would occur in the event of any breach or threatened breach by any of the Parties of its covenants or obligations contained in this Agreement. Accordingly, each of the Parties shall be entitled to seek injunctive or other equitable relief to prevent or cure any breach or threatened breach by the other Party of its covenants or obligations contained in this Agreement and to specifically enforce such covenants and obligations in any court referenced in Section 8.12(a) having jurisdiction, such remedy being in addition to any other remedy to which either Party may be entitled at law or in equity. Each of the Parties acknowledges and agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (a) the defense in any Action for an injunction, specific performance or other equitable relief that the other Party has an adequate remedy at law or an award for specific performance is not an appropriate remedy for any reason at law or equity, and (b) any requirement under Applicable Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

Section 8.15 Counterparts. This Agreement may be executed in counterparts, and if executed in more than one counterpart, the executed counterparts hereof shall constitute a single instrument. Delivery of an executed counterpart of this Agreement by facsimile or other electronic communication shall be equally effective as delivery of an original executed counterpart hereof (including electronic signatures complying with the U.S. federal ESIGN Act of 2000, e.g., DocuSign or a copy of a duly signed document sent via email).

Section 8.16 Attorney-Client Matters. Recognizing that Sidley Austin LLP (“PAD Legal Counsel”) has acted as legal counsel to PAD and certain of its Affiliates (including, prior to the closing contemplated in the Purchase Agreement, the Company) prior to the date hereof, and that PAD Legal Counsel intends to act as legal counsel to PAD and its Affiliates (which, following the closing contemplated in the Purchase Agreement, shall not include the Company), the Company (a) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with PAD Legal Counsel representing PAD or its Affiliates after the closing contemplated in the Purchase Agreement solely with respect to matters relating to the transactions contemplated hereby and (b) shall not, and shall cause its Affiliates not to, seek to have or have PAD Legal Counsel disqualified from any such representation based on the prior representation of the Company by PAD Legal Counsel.

Section 8.17 Offset. Neither Party shall offset or reduce any amounts owing to such Party by the other Party by amounts payable to such Party by the other Party hereunder or under any other agreement or arrangement between the Parties or any of their Affiliates, including any other Transaction Agreement.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

By: /s/ James Bracken
Name: James Bracken
Title: President & Chief Executive Officer

By: /s/ Jeffrey S. Burman
Name: Jeffrey S. Burman
Title: Senior Vice President & General Counsel

[Signature Page to Business Underwriting Agreement (1/2)]

PRUDENTIAL ANNUITIES DISTRIBUTORS, INC.

By: /s/ James F. Mullery
Name: James F. Mullery
Title: Chairman

[Signature Page to Business Underwriting Agreement (2/2)]

SCHEDULE A SEPARATE ACCOUNTS
Prudential Annuities Life Assurance Corporation Variable Account B Prudential Annuities Life Assurance Corporation Variable Account E Prudential Annuities Life Assurance Corporation Variable Account F Prudential Annuities Life Assurance Corporation Variable Account Q

SCHEDULE B

CONTRACTS

[To be attached.]

Product Name
Personal Security Annuity
AS Advisors Plan- 1992
AS Advisors Plan- 1993
Galaxy I
Advisors Choice Design Select
Galaxy II
Stagecoach Variable Annuity
AS Advisors Plan II - 1995
AS Impact
Galaxy III
Stagecoach Plus 95
AS Advisors Plan II - 1996
AS XTra Credit
AS LifeVest
Stagecoach Xtra Credit
AS Protector
Advisors Choice Select 2000
Stagecoach Flex
AS(k) Group Variable Annuity 4
Stagecoach Plus 99
Guaranteed VIA
Annuitized Guaranteed VIA
Stabilized VIA
Annuitized Traditional VIA Life Only
Annuitized Stabilized VIA
AS Protector- Limited
AS Apex
AS Bene Settlement Agree
Stagecoach Apex
AS XTra Credit Six
Traditional VIA Life Only
AS Apex II
AS LifeVestII
AS XTra Credit Four
AS Advisors Plan III
Stagecoach APEX II
Stagecoach ASAP III
Stagecoach XTra Credit Six
AS Bene Settlement Agree II
Optimum 4
Optimum Plus
Optimum
AS NQ Beneficiary Continuation
NQ Bene Cont.- AS3 XT6 AP2 OAP
XTra Credit EIGHT
Optimum XTra

AS Cornerstone